Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fortress Transportation and Infrastructure Investors LLC and Subsidiaries and to the incorporation by reference therein of our reports dated February 24, 2017, with respect to the consolidated financial statements of Fortress Transportation and Infrastructure Investors LLC and Subsidiaries and Intermodal Finance I Ltd. and Subsidiaries, included in the Annual Report (Form 10-K) of Fortress Transportation and Infrastructure Investors LLC and Subsidiaries for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 24, 2017